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                                                                Exhibit 99.8


                        THE CHASE MANHATTAN CORPORATION
                            1 CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10081
                                 (212) 552-2222

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 11, 1995

     A Special Meeting of Stockholders (including any adjournment or postponement, the "Chase Special Meeting") of THE CHASE MANHATTAN CORPORATION ("Chase") will be held in the auditorium in Chase's headquarters building, located at 1 Chase Manhattan Plaza, New York, New York, at 1:30 p.m., New York time, on December 11, 1995, to consider the following matters:

          (1) the adoption of the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), by and between Chemical Banking Corporation ("Chemical") and Chase, pursuant to which Chase will merge with and into Chemical (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the attached Joint Proxy Statement/Prospectus; and

          (2) transacting such other business, including a motion to adjourn, as may properly be brought before the Chase Special Meeting.

     In accordance with the By-laws of Chase, the Board of Directors has fixed the close of business on October 30, 1995, as the time for determining stockholders of record entitled to notice of, and to vote at, the Chase Special Meeting. Only holders of record, as of such date, of shares of Chase Common Stock will be entitled to vote at the Chase Special Meeting. Holders of Chase Preferred Stock will not have any right to vote or to exercise appraisal rights in connection with the Merger or any other matters that may be considered at the Chase Special Meeting.

     Each share of Chase Common Stock will entitle the record holder thereof to one vote on each matter put to a vote at the Chase Special Meeting.

                                          By order of the Board of Directors,

                                          Ronald C. Mayer
                                          Secretary

October 31, 1995

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE CHASE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.